EX-99.4i

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                                                           JACKSON NATIONAL LIFE
                                                               INSURANCE COMPANY
                                                                 A STOCK COMPANY

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                            MAXIMUM ANNIVERSARY VALUE
                            DEATH BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE. THE CONTRACT IS AMENDED AS FOLLOWS:

1.   The CONTRACT DATA PAGE is amended by the addition of the following:

"MAXIMUM ANNIVERSARY VALUE   On an annual basis, this charge equals [0.15]% of
DEATH BENEFIT CHARGE:        the daily net asset value of the Investment
                             Divisions."

2. The DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE provision is deleted and replaced with the following:

"DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greatest of:
1.   The current Contract Value;
2.   all Premiums paid into the Contract (net of any applicable premium taxes);
     a. less any withdrawals (including any applicable charges and adjustments to such withdrawals),
     b. less Annual Contract Maintenance Charges, Transfer Charges and any applicable charges due under any optional endorsement to the Contract, and
     c.   less any taxes incurred; or
3. the greatest Contract Value on any Contract Anniversary prior to the Owner's 81st birthday;
     a. less any withdrawals subsequent to that Contract Anniversary (including any applicable charges and adjustments for such withdrawals),
     b. plus any Premium paid (net of any applicable premium taxes) subsequent to that Contract Anniversary,
     c. less any Annual Contract Maintenance Charge, Transfer Charge, and any applicable charges due under any optional endorsement to the Contract deducted subsequent to that Contract Anniversary, and
     d.   less any taxes deducted subsequent to that Contract Anniversary.

     For purposes of calculating the amounts in item 3 above, (a) all adjustments will occur at the time of the withdrawal, Premium payment, or deductions of the Annual Contract Maintenance Charge, Transfer Charge, any applicable charges due to optional endorsements or taxes, and (b) all adjustments for amounts withdrawn will reduce item 3 above in the same proportion that the Contract Value was reduced on the date of such withdrawal.

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     The death  benefit  amount will be determined as of the end of the Business
     Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

     In determining the current Contract Value (item 1 above) to be paid upon distribution due to the Owner's death, the amount attributable to Indexed Fixed Options will be the sum of the Indexed Fixed Option Values on the Index Determination Date immediately preceding the date the Company receives a complete request for payment in Good Order.

     From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies)."


                                       SIGNED FOR THE
                                       JACKSON NATIONAL LIFE INSURANCE COMPANY


                                        /s/ Clark P. Manning

                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


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